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                                                                     EXHIBIT 108


THE PENNZOIL TURNAROUND CONTINUES....Eight consecutive quarters of year-on-year recurring earnings improvement. The Pennzoil turnaround is well underway. Don't let UPR try to solve its problems at the expense of Pennzoil shareholders. Paid for by Pennzoil Company. -- ADVT.